Exhibit 99.1
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports a 34.7 Percent Increase in Second
Quarter Earnings

August 1, 2005

Easton, Maryland - Shore Bancshares, Inc. (NASDAQ - SHBI) reported second quarter earnings of $3.5 million or $0.63 per diluted share, compared to $2.6 million or $0.47 per diluted share for the second quarter of 2004. Net income for the six-month period ended June 30, 2005 was $6.6 million or $1.19 per diluted share, representing a 29.1% increase over June 30, 2004 earnings of $5.1 million or $0.93 per diluted share.

Total assets were $820 million, total deposits were $683 million and total stockholders’ equity was $98 million at June 30, 2005.

Net Interest Income
Net interest income for the quarter ended June 30, 2005 totaled $8,730,000, which represents an increase of 23.2 % over the $7,087,000 earned during the same period last year. Net interest income for the six months ended June 30, 2005 totaled $17,007,000, an increase of 25.9% or $3,498,000 when compared to the same period of last year. The increases in net interest income resulted from increases in the volume of and yield on earning assets.

Interest expense for the three- and six-month periods ended June 30, 2005 increased $502,000 and $904,000, respectively, when compared to the same periods of 2004. The increases are primarily attributable to a $20,172,000 increase in the volume of interest bearing deposits for the six-month period ended June 30, 2005 when compared to the same period last year. The rate paid for interest bearing deposits also increased to 1.74% for the six months ended June 30, 2005, compared to 1.52% for the same period last year

The Company’s net interest margin was 4.60% for the six months ended June 30, 2005 compared to 3.83% for the same period in 2004. The Company continued to increase its volume of earning assets, which totaled $746,990,000 for the six months ended June 30, 2005, as compared to $715,285,000 for the six months ended June 30, 2004. The average yield on earning assets increased to 6.02% for the six months ended June 30, 2005, compared to 5.05% for the same period last year.

Loans and Deposits
Total loans, net of unearned income, increased $20,376,000 during the first six months of 2005 to $615,834,000, compared to $595,458,000 at December 31, 2004.

The provision for credit losses for the three- and six-month periods ended June 30, 2005 was $180,000 and $360,000, respectively, compared to $100,000 and $205,000, respectively, for the same periods in 2004. Net charge-offs were $192,000 for the six-month period ended June 30, 2005, compared to $360,000 for the same period last year. Management believes that the provision for credit losses and the resulting allowance are adequate at June 30, 2005.

Total deposits at June 30, 2005 were $683,414,000, an increase of $24,742,000 when compared to total deposits at December 31, 2004. Money market and savings account balances increased approximately $8,122,000, certificates of deposit $100,000 or more increased $2,471,000, and other time deposits increased $14,266,000 during the first six months of 2005 when compared to the same period last year, while NOW and SuperNOW accounts declined $2,278,000.

Noninterest Income
Total noninterest income for the three and six months ended June 30, 2005 increased $386,000 and $670,000, respectively, when compared to the same periods in 2004. These increases are primarily attributable to increases in service charges on deposit accounts of $69,000 and $136,000 and increases in insurance agency commissions of $205,000 and $380,000 for the three and six-month periods ended June 30, 2005, respectively.

Noninterest Expenses
Total noninterest expense for the three-month period ended June 30, 2005 was $6,079,000, compared to $5,586,000 for the same period last year. For the six months ended June 30, 2005, total noninterest expense was $12,372,000, an increase of $1,573,000 over the same period last year. Approximately $504,000 of the six-month increase relates to the operation of The Felton Bank, which was acquired on April 1, 2004, and the remainder relates to increases in salaries and benefits expense ($767,000), premises and equipment expense ($76,000) and other operating expense ($226,000) associated with a new branch opened in the fourth quarter of 2004 and overall growth of the Company.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Exhibit 99.1 to the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2004.

For further information contact: W. Moorhead Vermilye, President and CEO